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                                  SCHEDULE 14A
                                   (Rule 14a)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

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[X]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         DUCK HEAD APPAREL COMPANY, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               BETTIS C. RAINSFORD
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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                              BETTIS C. RAINSFORD
                           108 1/2 COURT HOUSE SQUARE
                              EDGEFIELD, SC 29824

               IMPORTANT MESSAGE REGARDING THE ANNUAL MEETING OF
                SHAREHOLDERS OF DUCK HEAD APPAREL COMPANY, INC.

                                                                October 30, 2000

Dear Fellow DUCK HEAD APPAREL Shareholder:

     My name is Bettis C. Rainsford and, as you know by now, I am one of the largest shareholders of Duck Head Apparel. I am a co-founder and was the long-time CFO of Delta Woodside Industries, Inc., the company from which Duck Head Apparel, and its sister company, Delta Apparel, Inc., were spun off earlier this year.

     During recent years, I had become increasingly disappointed with the performance of Delta Woodside. I was extremely frustrated with what I regarded as bad management decisions made by the CEO, E. Erwin Maddrey, II. After discussions with him were unsuccessful, in February 1998, I presented to the Delta Woodside Board of Directors the first in a series of documents entitled "Maximizing Shareholder Value," in which I bluntly pointed out the failure of Delta Woodside to deliver satisfactory results for shareholders, and laid out a strategy to recover lost ground. During 1998, many of my proposals were adopted, eliminating divisional operating losses and reducing debt.

                   THE BOARD'S ILL-ADVISED SPIN OFF STRATEGY

     In 1999, when the Board of Directors of Delta Woodside decided to spin off the apparel divisions, I opposed this strategy as a bad idea that would leave Delta Woodside shareholders with illiquid, thinly-capitalized companies, trading at discounts to their inherent values. The Delta Woodside Board acknowledged that the shares might be deeply discounted, particularly as institutional shareholders might seek to sell their shares. At the same time, they put in place a specific credit facility to repurchase shares of the Company. In my opinion, it would be a violation of the fiduciary duties of the directors of a company to craft a strategy which they believed would result in discounted values, with the intention of taking advantage of shareholders by then causing the company to repurchase the shares at discounted values which resulted from their own strategy.

     Since the spin-off, the market has substantiated my concerns, as your stock has traded at an average price of $1.18, which is about 13% OF TANGIBLE BOOK VALUE!! In addition to the price discount, there is also very limited liquidity, as is evidenced by the fact that the average daily trading volume has been only about 7,000 shares, and on half of the trading days, it has been 3,000 shares or less.

                  CURRENT BOARD REJECTS 200% PREMIUM PROPOSAL

     The current Duck Head Board of Directors recently received a proposal from the Haggar Corporation to purchase the Company for $10 million that would have provided shareholders with a huge premium to the then trading price. The current Board rejected this opportunity without even informing shareholders. Further, when the Board met in August 2000 to deliberate over what minimum share price they would accept were the Company to be sold, they offered a consensus view that only a price in the range of $8.00 per share would be acceptable, at a time when the shares were trading in the range of $1.00 per share. I believed this to be, at a minimum, a telling reflection on the Board's low regard for its fiduciary duties, particularly when combined with the fact that they had saddled the Company with a "dead hand" poison pill.

            BOARD GRANTS EXCESSIVE COMPENSATION, ADOPTS POISON PILLS

     Most of the current directors of Duck Head, specifically E. Erwin Maddrey, II, Buck A. Mickel, Max Lennon, Jim Kane, William F. Garrett and C.C. Guy, are also directors of Delta Woodside and Delta Apparel. Acting in their capacities as directors of the three companies, these men have undertaken a whole series of actions during the past year which, in my opinion, have caused shareholders' investments in these companies to be greatly devalued. In addition to rejecting a premium offer for Duck Head, they have, in my view, acted irresponsibly by:

     - Adopting a "Dead-Hand" Poison Pill at Duck Head,

     - Adopting a "Dead-Hand" Poison Pill at Delta Apparel, and

     - Adopting a Poison Pill at Delta Woodside, each of which, in my opinion, serves to entrench these interlocked Boards and depress share values.

     - Amending the terms of the option granted to the DUCK HEAD CEO, Bob Rockey, giving Rockey the opportunity to purchase ONE MILLION Duck Head shares, or NEARLY 30% OF YOUR COMPANY, at a per share price, if computed today, of only about 13% of the Company's net tangible book value per share. This very painful dilution in shareholder value is hard enough to accept, but when we learned of Rockey's plans to resign as CEO of the Company within several months of the date when he will presumably exercise his option, it seemed to me especially unfair.

     - Recently hiring a new President and COO of DUCK HEAD, presumably to share executive duties with Rockey, and to be paid a per annum salary of $336,000, plus a guaranteed bonus. He's also getting stock options and awards for 130,000 shares. We thought we were paying Rockey to lead the Company?!?!

     - Adopting the Stock Option and Incentive Stock Award Plans at DUCK HEAD, representing 22.5% OF THE SHARES OF YOUR COMPANY. The shares in the Duck Head Plans, combined with the Rockey million share option, would constitute OVER 41% of the equity of Duck Head.

     - DENYING YOU AN OPPORTUNITY TO VOTE on the Duck Head Stock Option and Incentive Stock Award Plans. The Board had previously ordered the Plans to be submitted to a vote of the shareholders at the 2000 Annual Meeting. Recently, and incredibly, a newly formed "special committee" of the Duck Head Board -- a committee of all Board members EXCEPT ME -- resolved to reverse that decision without explanation other than stating:

              "That it is not in the best interest of the Company and its shareholders to submit the Plans to the Company's shareholders at the 2000 Annual Meeting"!!

     - Approving a Severance Plan for Employees of DUCK HEAD, which, if implemented, could cost you up to an additional $1 million in severance upon a sale of the Company, or about 40% of the market capitalization of the Company at the time the Plan was approved. This money should rightfully belong to shareholders.

     - Adopting the Stock Option and Incentive Stock Award Plans at DELTA APPAREL, representing 22.5% OF THE SHARES OF THAT COMPANY, and NOT ALLOWING THE PUBLIC SHAREHOLDERS THE OPPORTUNITY TO VOTE ON IT.

     - Adopting, and submitting for shareholder approval, stock option and stock award plans at DELTA WOODSIDE, representing 10% OF THE SHARES OF THAT COMPANY. Originally, Mr. Garrett, one of the aforementioned directors, had lobbied me to support employee stock plans for 22.5% of the Delta Woodside shares -- the same high level adopted by the Boards of the two apparel companies.

     - Paying the DELTA APPAREL CEO, during the fiscal year 2000, compensation equal to $1,348,286, or about 28% of the net income of that company.

     - Paying fiscal year 2000 bonuses to the top 3 DELTA APPAREL EXECUTIVES OF $1,270,180, or about 27% of the net income of that company. The Delta Apparel Board was informed that the total bonuses to be paid to all employees would be in the range of $3 million and that the Delta Apparel CEO alone would receive 25% of the total bonus pool. He actually received $908,700 in bonus. You can imagine the total bonus pool of the company!!

     - Increasing their own compensation as Directors from $30,000 annually before the spin-off as Delta Woodside directors to what will be increased in five years to $60,000 annually for combined service in the three companies.

     STOP FURTHER IRRESPONSIBLE ACTIONS BY THE BOARD -- VOTE THE BLUE PROXY

     While all of the above actions during the past 15 months were undertaken for the benefit of the directors and management, little was done, in my opinion, for the benefit of the former Delta Woodside shareholders, who have experienced a horrifying loss in value in recent years.

     Given the actions and attitude of the current directors, I believe that unless these directors are removed and replaced with directors committed to maximizing shareholder value, shareholders will be locked in, for the foreseeable future, to holding undervalued shares.

                            THE NEW NOMINEES' PLEDGE

     Several weeks ago, I resolved to attempt to replace the incumbent directors with new directors who are firmly committed to serving the interests of all shareholders. I am now soliciting your vote for these nominees.

            IF ELECTED, THE NEW NOMINEES HAVE PLEDGED THEMSELVES TO:

     - PUT THE COMPANY UP FOR AUCTION, giving any interested parties the opportunity to bid for the Company. In addition to Haggar Corporation, a number of well-known apparel firms have, in the past, expressed an interest in Duck Head Apparel and may bid in such an auction;

     - Seek to cancel or amend the Rockey million share option to prevent, or at least minimize, dilution to shareholders upon exercise;

     - Cancel all unissued stock options, and resolve not to authorize any additional stock options unless they have been approved by the shareholders of the Company;

     - Undo the scheduled increase in director fees; and

     - Undertake such other actions as are in your best interests as shareholders of Duck Head Apparel.

          YOUR VOTE IS IMPORTANT -- VOTE TO MAXIMIZE SHAREHOLDER VALUE

     I believe the choice is clear -- vote for the Nominees that have pledged to maximize shareholder value. Please vote your BLUE PROXY CARD today and mail it using the enclosed envelope, even if you have previously signed and sent in a WHITE card. Only your latest dated proxy card will be counted.

     Thank you for your consideration.
                                          Sincerely,

                                          /s/ Bettis C. Rainsford
                                          Bettis C. Rainsford
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                SIGN, DATE AND RETURN THE BLUE PROXY CARD TODAY.

                                   IMPORTANT!

     1. REGARDLESS OF HOW MANY SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD. PLEASE VOTE EACH BLUE PROXY CARD YOU RECEIVE SINCE EACH ACCOUNT MUST BE VOTED SEPARATELY. ONLY YOUR LATEST DATED PROXY COUNTS.

     2. WE URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY, NOT EVEN AS A VOTE OF PROTEST.

     3. EVEN IF YOU HAVE SENT A WHITE PROXY CARD TO THE COMPANY, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY, AND VOTE FOR YOUR BEST INTERESTS BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE.

     4. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, PLEASE CONTACT MORROW & CO., MY PROXY SOLICITOR, WHO WILL ASSIST YOU IN GETTING YOUR BROKERAGE SHARES VOTED.

             IF YOU HAVE ANY QUESTIONS ON HOW TO VOTE YOUR SHARES,
                        PLEASE CALL MY PROXY SOLICITOR:

                        MORROW & CO. AT (800) 662-5200.